Exhibit 10.2

FIRST SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 29, 2026, by and among INNOVATE Corp. (f/k/a HC2 Holdings, Inc.), a Delaware corporation (the “Company”), the subsidiary guarantors party to the Indenture referred to below (the “Subsidiary Guarantors”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and collateral trustee (the “Collateral Trustee”) under the Indenture referred to below.
W I T N E S S E T H
WHEREAS, the Company and Subsidiary Guarantors have heretofore executed and delivered to the Trustee and the Collateral Trustee an indenture (the “Indenture”), dated as of August 4, 2025, providing for the issuance of 10.500% Senior Secured Notes due 2027 (the “Notes”);
WHEREAS, Section 9.02 of the Indenture provides that, subject to certain exceptions inapplicable hereto, the Company may amend or supplement the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes voting as a single class (the “Requisite Holders”);
WHEREAS, as evidenced by the Officer’s Certificate delivered to the Trustee by the Company on the date hereof, pursuant to Section 9.05 of the Indenture, the Requisite Holders as of the date hereof have delivered their consents to (i) amend the Indenture as set forth in Article 2 herein in accordance with the provisions of the Indenture, (ii) consent to the HC2B Transactions (as defined below), and (iii) waive any potential Default or Event of Default that may have occurred, or that may arise under the Indenture, directly or indirectly, as a result of the HC2B Transactions;
WHEREAS, pursuant to Section 9.05 of the Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel from the Company and is authorized to execute and deliver this Supplemental Indenture; and
WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and make it a valid and binding obligation of the Company, in accordance with its terms, have been done, performed or waived.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
ARTICLE 1.
DEFINITIONS
Section 1.01     Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE 2.
AMENDMENTS

Section 2.01    Amendments to Indenture. The terms of the Indenture shall be amended as set forth in this Article 2.
a)    Section 1.01 of the Indenture is hereby amended by:
(i) adding the following definitions in their relevant alphabetical location:
“New HC2 HoldCo” means HC2 Broadcasting Holdco, LLC, a Delaware limited liability company.
“HC2B” means, collectively, New HC2 HoldCo and its Subsidiaries.
“HC2B Merger Agreement” means that certain Agreement and Plan of Merger, by and among CONX Corp., a Nevada corporation, HC2 Merger Sub, LLC, a Delaware limited liability company, HC2, New HC2 HoldCo, and HC2 Broadcasting Holdings Inc., a Delaware corporation, as amended, restated, supplemented or otherwise modified or replaced from time to time.
“HC2 Sale” means the sale or disposition by the Company and its Subsidiaries of an amount of equity in New HC2 HoldCo equal to 75% (or more than 75% by way of a purchase price adjustment or indemnity claim) of the combined equity of New HC2 HoldCo following the HC2 Sale pursuant to the HC2B Merger Agreement.
“CONX Loan Agreement” means that certain Loan Agreement, dated as of May 29, 2026, by and among, HC2 Broadcasting Holdings Inc., a Delaware corporation, New HC2 HoldCo, a Delaware corporation, HC2 Broadcasting Intermediate Holdings Inc., a Delaware corporation, HC2 Station Group, Inc., a Delaware corporation, HC2 Network, Inc., a Delaware corporation, HC2 Broadcasting Inc., a Delaware corporation, DTV America Corporation, a Delaware corporation, the other guarantors from time to time party thereto and HC2 Merger Sub, LLC, a Delaware limited liability company, as the lender.
“EchoStar Side Letter” means that certain letter agreement, dated as of May 29, 2026, by and among, CONX Corp., a Nevada Corporation, EchoStar Corporation, a Nevada corporation (“EchoStar”), and the Company, as amended, restated, supplemented or otherwise modified or replaced from time to time, granting Echostar the option for a period ending on the date that is two years following the date thereof to acquire up to 80.1% of the equity interests of HC2 Broadcasting Holdings Inc.
“HC2B Transactions” means, collectively, (a) the entry by the Company, the guarantors party thereto and the trustee under the New Convertible Secured Notes Indenture into a supplemental indenture to the New Convertible Secured Notes Indenture, dated as of May 29, 2026, the performance of the obligations thereunder and the consent solicitation process undertaken with respect thereto, (b) the entry by the Company, the guarantors party thereto and the lender under the Revolving Credit Agreement (as such Revolving Credit Agreement may be amended prior to the date hereof, the “Credit Agreement”) into a limited waiver and amendment to the Credit Agreement, dated as of May 29, 2026 and the performance of the obligations thereunder, (c) the formation of New HC2 HoldCo as a Wholly Owned Domestic Subsidiary of Innovate 2 Corp., a Delaware corporation, (d) the contribution by Innovate 2 Corp. of its Equity Interests in HC2B Broadcasting Holdings Inc. and its subsidiaries to New HC2 HoldCo, (e) the entry by HC2B into the CONX Loan Agreement and the other Loan Documents (as defined therein), the occurrence of the funding thereunder and the performance of the obligations thereunder, (f) the prepayment of $121,760,978 of Indebtedness under the Existing Spectrum Promissory Notes with the loan proceeds advanced under the CONX Loan Agreement, (g) the pledge by New HC2 HoldCo to secure the Indebtedness incurred pursuant to the CONX Loan Agreement, (h) the entry by the Company into that certain Purchase Option Agreement, dated as of May 29, 2026 (the “Purchase Option Agreement”), by and between HC2 Merger Sub, LLC, a Delaware limited liability company, the performance of the obligations thereunder and the exercise by the Company of the purchase rights granted thereunder, (i) the entry by CONX Corp., a Nevada Corporation, HC2 Merger Sub, LLC, a Delaware limited liability company, HC2 Broadcasting Holdco, LLC, a Delaware limited liability company, and HC2 Broadcasting Holdings Inc. into the HC2B Merger Agreement, (j) the HC2B Sale, (k) the disposition by the Borrower to HC2B of (1) domain names and (2) other assets immaterial to the Borrower, in each case used primarily in the business of HC2B, (l) the subordination of that certain intercompany note, dated as of April 30, 2019, by HC2 Broadcasting Holdings Inc. in favor of Innovate 2 Corp. to the CONX Loan Agreement, (m) the entry by the Company into the EchoStar Side Letter, the performance of the obligations thereunder and the exercise by EchoStar of the purchase rights granted thereunder and (n) the payment of all fees and expenses related thereto; provided that this defined term, HC2B Transactions, shall not include any amendments, supplements, modifications, waivers or replacements to the documentation, agreements, supplements, waivers or consents referenced herein unless any such amendment, supplement, modification, waiver or replacement is effectuated in compliance with Section 3.03 hereof.
(ii) replacing the definition of “Excluded Subsidiary” in its entirety with the following definition:
“Excluded Subsidiary” means (1) any Subsidiary that is not a Wholly Owned Subsidiary of the Company or a Subsidiary Guarantor, (2) any Foreign Subsidiary, (3) any Immaterial Subsidiary, (4) any Insurance Subsidiary, (5) any Subsidiary, including any regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions, that is prohibited or restricted by applicable law or by contractual obligation (including in respect of assumed Debt permitted hereunder) existing on the Issue Date (or, with respect to any Subsidiary acquired by the Company or a Subsidiary after the Issue Date (and so long as such contractual obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired) from providing a Notes Guarantee, or if such Notes

Guarantee would require governmental (including regulatory) or third party (other than the Company, any of the Subsidiary Guarantors or any of their Subsidiaries) consent, approval, license or authorization, (6) excluding any Subsidiary Guarantor as of the date hereof, any other Subsidiary with respect to which, in the reasonable judgment of the Company set forth in a notice delivered to the Trustee, the burden or cost (including any adverse tax consequences) of providing the Notes Guarantee will outweigh the benefits to be obtained by the Holders therefrom, (7) any Operating Subsidiary and (8) New HC2 HoldCo.
(iii) replacing the definition of “Permitted Transactions” in its entirety with the following definition:
“Permitted Transactions” means (a) mortgage-backed security transactions in which an investor sells mortgage collateral, such as securities issued by the Government National Mortgage Association and the Federal Home Loan Mortgage Corporation, for delivery in the current month while simultaneously contracting to repurchase “substantially the same” (as determined by the Public Securities Association and GAAP) collateral for a later settlement, (b) transactions in which an investor lends cash to a primary dealer and the primary dealer collateralizes the borrowing of the cash with certain securities, (c) transactions in which an investor lends securities to a primary dealer and the primary dealer collateralizes the borrowing of the securities with cash collateral, (d) transactions in which an investor makes loans of securities to a broker-dealer under an agreement requiring such loans to be continuously secured by cash collateral or United States government securities, (e) transactions structured as, and submitted to the NAIC Security Valuation Office for approval as, Replication (Synthetic Asset) Transactions (RSAT) (provided that, to the extent that such approval is not granted in respect of any such transaction, such transaction shall cease to constitute a Permitted Transaction 30 days following the date of such rejection, denial or non-approval), (f) transactions in which a federal home loan mortgage bank (an “FHLMB”) makes loans to an Insurance Subsidiary, that are sufficiently secured by appropriate assets of such Insurance Subsidiary in accordance with the rules, regulations and guidelines of such FHLMB for its loan programs and (g) the HC2B Transactions.
(iii) modifying the definition of “Permitted Liens” by (a) deleting the “and” at the end of clause (20) thereof, (b) inserting an “and” at the end of clause (21) thereof and (c) inserting a new clause (22) at the of the definition of “Permitted Liens” as follows:
“(22) Liens on property or the Equity Interests of New HC2 HoldCo and HC2B securing the Obligations in respect of the CONX Loan Agreement and any Permitted Refinancing Debt thereof.”
(iv) modifying the definition of “Permitted Investments” by (a) deleting the “and” at the end of clause (20) thereof, (b) inserting an “and” at the end of clause (21) thereof and (c) inserting a new clause (22) at the of the definition of “Permitted Investments” as follows:

“(22) to the extent constituting an Investment, the HC2B Transactions.
Notwithstanding the foregoing, for so long as any of the Notes remain outstanding, the Company will not exercise the purchase rights granted to it under the Purchase Option Agreement without the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class.”
(v) modifying the definition of “Asset Sale” by inserting a new sentence at the end of such definition as follows:
“For the avoidance of doubt, any transfer of Equity Interests held by New HC2 HoldCo shall constitute a disposition hereunder.”
b)    Section 4.11(b) of the Indenture shall be amended by (i) deleting the “and” at the end of clause (21) thereof, (ii) inserting an “and” at the end of clause (22) thereof and (iii) inserting a new clause (23) at the end of Section 4.11(b) as follows:
“(23) Debt Incurred pursuant to the CONX Loan Agreement and Permitted Refinancing Debt thereof.”
c)    Section 6.01 of the Indenture shall be amended by (i) deleting the “or” at the end of clause (i) thereof, (ii) inserting an “or” at the end of clause (j) thereof and (iii) inserting a new clause (k) as follows:
“(k) the Company or any of its Subsidiaries or Affiliates enters into or facilitates, any amendment, supplement, waiver, replacement, or any other modification to any documentation, agreements, amendments, agreements, waivers or consents referenced in, or related to the transactions described in, the definition of “HC2B Transactions” that adversely affects the rights or interests of the Holders of the Notes without the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class.”
ARTICLE 3.
CONSENT AND WAIVER
Section 3.01    Consent. Any and all of the HC2B Transactions are hereby irrevocably consented to in all respects.
Section 3.02    Waiver of Defaults. Any and all Defaults, Events of Default or other defaults that may have occurred, or that may arise under the Indenture, directly or indirectly, as a result of the HC2B Transactions are hereby irrevocably waived in all respects.
Section 3.03    Amendments. Without the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class, the Company and its Subsidiaries shall not enter into any amendment, supplement, modification, waiver or replacement to the documentation, agreements, supplements, waivers or consents referenced in the definition of “HC2B Transactions” that adversely affects the rights of the Holders of the Notes.

ARTICLE 4.
MISCELLANEOUS
Section 4.01     HC2 Sale. The Company shall use commercially reasonable efforts to consummate the HC2 Sale as contemplated by that certain Agreement and Plan of Merger, by and among, CONX Corp., a Nevada corporation, HC2 Merger Sub, LLC, a Delaware limited liability company, HC2 Broadcasting Holdco, LLC, a Delaware limited liability company, and HC2 Broadcasting Holdings Inc., a Delaware corporation, as amended, restated, supplemented or otherwise modified or replaced from time to time.
Section 4.02     Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Section 4.03    Severability. In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
Section 4.04    Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.
Section 4.05    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
Section 4.06    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and not by the Trustee, and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like effect as if set forth herein in full.
Section 4.07    Indemnification.
a)    The Company agrees to indemnify and hold harmless each Requisite Holder and each of its respective Affiliates, successors and assignors and all their respective officers, directors (or equivalent managers), members, partners, trustees, employees, equity holders, advisors, agents and other representatives of each of the foregoing and their respective successors and permitted assigns (each, an “Indemnified Person”) from and against any and all actual losses, claims, damages, and liabilities, joint or several, to which any such Indemnified Person may become subject arising out of, in connection with, or as a result of this Supplemental Indenture or the HC2B Transactions, or any claim, litigation, investigation or proceeding, actual or threatened, relating to any of the foregoing (limited, in the case of legal fees of any Requisite Holder, to (i) one counsel for all such Commitment Parties taken as a whole (and, in the case of an actual or perceived conflict of interest, where the applicable Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, one additional counsel to such affected Indemnified Person), (ii) if necessary, a single local counsel for all such Requisite Holders taken as a whole in each relevant jurisdiction (and, in the case of an actual or perceived conflict of interest, where the applicable Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, one additional counsel to such affected Indemnified Person in each relevant jurisdiction), which may include special counsel acting in multiple jurisdictions, and (iii) if necessary, a single regulatory and/or specialty counsel for all such Requisite Holders taken as a whole for each relevant specialty area (and, in the case of an actual or perceived conflict of interest, where the applicable Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, one additional counsel to such affected Indemnified Person for each relevant specialty area), in each case, regardless of whether any Indemnified Person is a party thereto, whether or not the transactions contemplated hereby are consummated, and whether or not such proceeding is brought by you, your equity holders, affiliates, creditors, or any other third person); provided that no Indemnified Person will be entitled to indemnity hereunder in respect of any loss, claim, damage, liability or related expense to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense that arises from (i) the bad faith, fraud, gross negligence or willful misconduct of, or material breach of this Supplemental Indenture by, as determined by a court of competent jurisdiction in a final and non-appealable decision, such Indemnified Person (or any of its Affiliates, successors and assignors and their respective officers, directors (or equivalent managers), members, partners, trustees, employees, equity holders, advisors, agents and other representatives) (it being agreed that a Requisite Holder’s compliance with, or execution, implementation or consummation of, as applicable, this Supplemental Indenture and the HC2B Transactions contemplated hereby shall not be deemed bad faith, fraud, gross negligence or willful misconduct) or (ii) any disputes solely among Indemnified Persons and not arising out of any act or omission of the Company. In no event will any Indemnified Person, any other party hereto, the Company or any of its officers, directors, partners, trustees, employees, managed funds and accounts, shareholders, advisors, agents, representatives, attorneys and controlling persons and each of their respective heirs, successors and assigns be liable on any theory of liability for indirect, special, or consequential damages, lost profits or punitive damages in connection with this Supplemental Indenture or the HC2B Transactions; provided that the foregoing shall not limit the Company’s indemnification obligations to the Indemnified Persons in respect of damages incurred or paid by an Indemnified Person to a third party.

b)    The Company shall not be liable for any settlement of any proceeding (or expenses relating thereto) effected without the Company’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Company’s written consent, or if there is a final judgment against an Indemnified Person in any such proceeding, the Company agrees to indemnify and hold harmless such Indemnified Person to the extent and in the manner set forth above. The Company shall not, without the prior written consent of the affected Indemnified Person, effect any settlement of any pending or threatened proceeding against such Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (a) includes an unconditional release of such Indemnified Person from all liability and claims that are the subject matter of such proceeding, (b) does not include any statement as to any admission of fault or culpability, and (c) includes customary confidentiality and non-disparagement agreements; provided that, for the avoidance of doubt, no settlement pursuant to this sentence shall be binding on any Indemnified Person without such Indemnified Person’s consent. Each Indemnified Person shall be obligated to refund or return any and all amounts paid by the Company under this paragraph to such Indemnified Person for any losses, claims, damages, liabilities and expenses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof, as determined by a final non-appealable order of a court of competent jurisdiction.
c)    If any proceeding is instituted involving any Indemnified Person for which indemnity is to be sought hereunder by such Indemnified Person, then such Indemnified Person will, to the extent permitted in connection with such proceeding, promptly notify the Company of the commencement of any such proceeding; provided, however, that the failure to notify the Company will not relieve the Company from any liability that the Company may have to such Indemnified Person hereunder.
d)    The indemnity and expense reimbursement obligations set forth herein (i) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Requisite Holders or any other Indemnified Person and (ii) shall be binding on any successor or assign of the Company and the successors or assigns. For the avoidance of doubt, the indemnity provided in this Section 4.07 shall not apply to any taxes other than any taxes that represent losses, claims or damages arising from any non-tax claim.
e)    The Company shall reimburse each Requisite Holder on the date hereof, for reasonable and documented fees and out-of-pocket expenses (inclusive of any reasonable estimate of fees and expenses through and including the date hereof), which shall be limited to the charges of Gibson, Dunn & Crutcher LLP, as counsel, incurred in connection with the preparation of this Supplemental Indenture or the HC2B Transactions.

Section 4.08    Effectiveness. This Supplemental Indenture shall become effective (i) upon execution by the parties hereto, and (ii) payment of all accrued fees and expenses of Gibson, Dunn and Crutcher LLP as counsel to the Holders of outstanding Notes. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

INNOVATE Corp.

By:	/s/ Michael J. Sena
Name:	Michael J. Sena
Title:	Chief Financial Officer

INNOVATE 2 Corp.

By:	/s/ Michael J. Sena
Name:	Michael J. Sena
Title:	Chief Executive Officer and Chief Financial Officer

DBM Global Intermediate Holdco Inc.

By:	/s/ Michael J. Sena
Name:	Michael J. Sena
Title:	Chief Executive Officer and Chief Financial Officer

U.S. Bank Trust Company, National Association, As Trustee

By:	/s/ Quinton M. DePompolo
Name:	Quinton M. DePompolo
Title:	Vice President

U.S. Bank Trust Company, National Association, As Collateral Trustee

By:	/s/ Quinton M. DePompolo
Name:	Quinton M. DePompolo
Title:	Vice President
[Signature Page to First Supplemental Indenture to New Senior Secured Notes Indenture]